Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-46459 on Form S-8 of our report dated June 29, 2021, appearing in this Annual Report on Form 11-K of the National Oilwell Varco, Inc. 401(k) and Retirement Savings Plan for the year ended December 31, 2020.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas

June 29, 2021